                                                                    EXHIBIT 23-A


                       Consent of Independent Accountants

To the Board of Directors of

Computer 2000 Aktiengesellschaft

We consent to the incorporation by reference in the registration statements (Nos. 33-21879, 33-41074, 33-62181 and 33-60479) on Form S-8 of Tech Data
Corporation of our report dated December 12, 1997, with respect to the consolidated balance sheets of Computer 2000 Aktiengesellschaft and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statement of operations and cash flows for each of the years then ended, which report appears in the Form 8-K/A of Tech Data Corporation dated September 14, 1998.

/s/ KPMG Hartkopf + Rentrop KG       /s/ AWT Allgemeine Wirtschaftstreuhand GmbH

Cologne and Munich

September 10, 1998